REMS Funds - N-14

Exhibit 99.(11)(ll)

FORM OF OPINION

October 1, 2020

World Funds Trust

8730 Stony Point Parkway

Suite 205

Richmond, VA 23235

Re:	Registration Statement on Form N-14
REMS Real Estate Value-Opportunity Fund, a series of World Funds Trust

Ladies and Gentlemen:

We have acted as counsel for World Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) (No. 333-______), relating to the transfer of all of the assets of the REMS Real Estate Income 50/50 Fund (the “Target Fund”), a series of the Trust, to the REMS Real Estate Value-Opportunity Fund (the “Survivor Fund”), also a series of the Trust, in exchange for the issuance of shares of beneficial interest of the Survivor Fund, authorized without par value (the “Shares”), and the assumption of the Target Fund’s liabilities by the Survivor Fund pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization and Termination (the “Agreement”) to be executed by the Trust, on behalf of the Survivor Fund, and the Trust, on behalf of the Target Fund, as filed with the Registration Statement.

In connection with the opinions set forth herein, you have provided to us originals, drafts, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: the Registration Statement; a draft of the Agreement; the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); and the Trust’s By-Laws.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Trustees of the Trust (the “Trustees”); (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

JOHN H. LIVELY ● MANAGING PARTNER

11300 Tomahawk Creek Pkwy ● Ste. 310 ● Leawood, KS 66211 ● p: 913.660.0778 ● c: 913.523.6112

Practus, LLP ● John.Lively@Practus.com ● Practus.com

Based upon the foregoing, we are of the opinion that, as of the date of this letter:

(a) The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the statutory trust power and authority under the Declaration of Trust and the Act to execute, deliver and perform its obligations under the Agreement. Under the Act and the Declaration of Trust, the Trust has the requisite trust power and authority to own all of its properties and assets and conduct its business as described in the Declaration of Trust.

(b) The Survivor Fund has been duly established as a separate series of the Trust under the Declaration of Trust and Section 3806(b)(2) of the Act.

(c) The Survivor Fund is a series of an investment company under the Investment Company Act of 1940 (the “1940 Act”), and, to such counsel’s knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect.

(d) The execution and delivery of the Agreement and the consummation by the Trust of the applicable transactions contemplated thereby have been duly authorized by all requisite statutory trust action on the part of the Trust under the Declaration of Trust and the Act. Assuming its execution and delivery by the duly authorized officers of the Trust, the Agreement has been duly executed and delivered by the Trust. The Agreement constitutes a legal, valid and binding agreement of the Trust, enforceable against the Trust, in accordance with its terms.

(e) Assuming that a consideration of not less than the net asset value of the Survivor Fund Shares has been paid, the Survivor Fund Shares to be issued and delivered to the Target Fund on behalf of the Target Fund Shareholders as provided by this Agreement are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the Survivor Fund has any statutory preemptive rights in respect thereof.

(f) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Trust’s Declaration of Trust or By-Laws or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to such counsel) to which the Trust is a party or by which it or any of its properties may be bound, or to the knowledge of its counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment, or decree to which the Trust or the Survivor Fund is a party or by which it is bound.

(g) To the knowledge of such counsel no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by the Trust and the Survivor Fund of the transaction contemplated herein, except as has and as may be obtained under the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”)and the 1940 Act, and as may be required under state securities laws.

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We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Trust’s registration statement on Form N-1A, and to the use of our name in the Registration Statement, unless and until we revoke such consent.

Very truly yours,

ON BEHALF OF PRACTUS, LLP

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